EXHIBIT 14

CryoLife, Inc.

Code of Business Conduct and Ethics

Effective June 19, 2003

Dear CryoLife Employees, Officers and Directors,

CryoLife, Inc. was founded with a commitment to the highest ethical standards of business conduct and fair dealing in the Company’s relations with all employees, customers, suppliers and shareholders.

This Code of Business Conduct and Ethics clarifies our standards of conduct in potentially sensitive situations; it makes clear that CryoLife, Inc. expects all employees, officers and directors to understand and appreciate the ethical considerations of their decisions; and it reaffirms our long-standing commitment to a culture of corporate and individual accountability and responsibility for the highest ethical and business practices.

We encourage you to carefully read this Code of Business Conduct and Ethics, discuss any questions that you may have with your immediate supervisor and retain it for future use.

Very truly yours,

Steven G. AndersonChairman
of the Board, President,and
Chief Executive Officer

Introduction

The Board of Directors of CryoLife, Inc. has adopted this Code of Business Conduct and Ethics to clarify the standards under which CryoLife and its Board of Directors operate and the principles under which the Board and all CryoLife officers and employees carry out their duties. CryoLife, Inc. and its subsidiaries and divisions are referred to collectively in this Code as “CryoLife.” The Board of Directors may revise this Code from time to time and will make publicly available any changes as they are adopted. A copy of the Code, as amended, shall be posted on the CryoLife, Inc. website. Nothing in the Code is intended or will be considered (i) to amend the Restated Certificate of Incorporation or Bylaws of CryoLife, (ii) to change the legal duties imposed upon employees, officers or directors under Florida, federal and other applicable statutes, rules and regulations or (iii) to change any rights of the employees, officers or directors, to indemnification under Florida and other applicable law or CryoLife’s Restated Certificate of Incorporation or Bylaws or otherwise. References herein to federal, state, local or other applicable laws refer to the laws of the United States and all other applicable jurisdictions.

Preamble

This Code applies to all employees, officers and directors of CryoLife, Inc. It is important to the success of the Code that each employee, officer and director of CryoLife understands that:

o	He or she is personally responsible for his or her own conduct in complying with this Code and for promptly reporting known or suspected violations to the individual designated for this purpose.

o	No one has the authority or right to order, direct, request or even attempt to influence someone else to violate this Code or the law. Thus, no one will be excused for violating this Code or the law at the direction or request of someone else.

o	Any attempt by any employee, officer or director to have another employee, officer or director violate this Code, whether successful or not, shall be a violation of this Code and may be a violation of law.

o	Any retaliation or threat to retaliate against an employee, officer or director for refusing to violate this Code or for reporting in good faith a violation or a suspected violation of this Code shall be a violation of this Code and may be a violation of law.

o	Every suspected violation of this Code by an employee, officer or director will be investigated and every actual violation will constitute grounds for removal of such director and for dismissal of such employee or officer.

1.   Overall Standard

The highest legal, moral and ethical standards of honesty, integrity and fairness are to be practiced in the conduct of CryoLife’s affairs. All employees, officers and directors of CryoLife must always act in full compliance with all applicable United States and foreign, federal, state, local and other laws, ordinances and regulations and with this Code. Failure to do so or to report promptly apparent violations of law or this Code may result in removal, dismissal, or other appropriate disciplinary action.

2.   Equal Opportunity

It is the policy of CryoLife to provide recruitment, hiring, training, promotion and other conditions of employment without regard to race, color, age, gender, sexual preference, religion, disability, national origin or veteran status, and to otherwise comply with all applicable anti-discrimination laws. It is the policy of CryoLife to provide and maintain a working environment free of harassment, intimidation or exploitation of any nature, including sexual and racial harassment. CryoLife expects its employees, officers and directors to treat all CryoLife employees with respect and dignity and to fully support CryoLife’s objectives of providing equal opportunity employment and maintaining a workplace free of harassment.

3.   Conflicts of Interest

No employee, officer or director of CryoLife may engage in any activity that would conflict with or be contrary to the best interests of CryoLife. A “conflict of interest” occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of CryoLife. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with CryoLife. Loans to, or guarantees of obligations of, such persons are of special concern. CryoLife shall not make a loan to or guarantee any obligation of any executive officer or director, other than as allowed by applicable law. In addition, no employee, officer or director of CryoLife may participate in the management, revenues or equity ownership of any competing business. Furthermore, no officer of CryoLife may participate in the management, revenues or equity ownership of any CryoLife customer, supplier or consultant, and such participation by all other employees is discouraged. Any employee participating in the management, revenues or equity ownership of any customer, supplier or consultant shall disclose in writing the nature and extent of such participation to the Chief Executive Officer or his designee. Any director participating in the management, revenues or equity ownership of any customer, supplier or consultant shall disclose in writing the nature and extent of such participation to the Board’s Chairman. An investment in the equity or debt of less than 3% of the relevant class of securities in a publicly held competing business, customer, supplier or consultant will not be deemed to be a violation of this policy, but must nonetheless be reported as specified above.

4.   Payment of Gratuities

In all dealings with suppliers, customers, governmental officials and employees of CryoLife, no director (in connection with his or her efforts or role as a director of CryoLife), employee or officer shall offer to give any payment or other significant thing of value that has as its purpose, or potential purpose, or may appear to have as its purpose, improperly influencing the business relationships between CryoLife and such persons or entities. This paragraph shall not, however, prohibit a CryoLife employee from giving a reasonable and customary holiday gift to a CryoLife customer or supplier.

5.   Receipt of Payments or Gifts

No employee or officer and no director (in connection with his or her efforts or role as a director of CryoLife) may receive payments or gifts in exchange for business opportunities with or otherwise from customers, vendors, suppliers or employees of CryoLife. This applies to anyone with whom CryoLife has an existing or prospective relationship known to such employee, officer or director. In our continuing effort to maintain high ethical standards and to avoid appearances of impropriety, it is required that all employees, officers and directors and members of their immediate families decline any such payment or gift, except to the extent specifically permitted below.

The only exception to the foregoing is that a gift can be accepted if such gift can be consumed or fully utilized within a 24-hour period, AND the gift is promptly disclosed, in the case of an employee to an officer with responsibility for his or her department, in the case of a director, to the Board’s Chairman, and in the case of the Chairman of the Board, to the Chairman of the Audit Committee.

6.   Corporate Opportunities

Employees, officers and directors must advance the legitimate interests of CryoLife when the opportunity to do so arises. Employees, officers and directors, for their own accounts or the account of another, may not (i) pursue an opportunity discovered through the use of CryoLife property, information or position or (ii) use CryoLife’s property, information or position for personal gain.

7.   Political Contributions

Corporate political contributions to any candidate for United States federal office or to any party or campaign in connection with any election for United States federal office are prohibited. Corporate political contributions to any other political candidate, party or campaign are generally discouraged and are prohibited where such contributions are unlawful. Furthermore, any payments to any foreign officials, political candidates or political parties outside the United States are prohibited without the advance written approval of CryoLife, Inc.‘s Chief Executive Officer.

8.   Competition and Fair Dealing

CryoLife seeks to outperform its competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was wrongfully obtained, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with CryoLife’s customers, suppliers, competitors and employees. No employee, officer or director should take improper advantage of anyone through manipulation, concealment, abuse of proprietary information, misrepresentation of material facts, or any other intentional improper practice.

9.   Protection and Proper Use of CryoLife’s Assets

All employees, officers and directors must endeavor to protect CryoLife’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on CryoLife’s profitability. Any suspected incident of fraud or theft must be immediately reported for investigation. All CryoLife assets should be used for legitimate business purposes.

The obligation of employees, officers and directors to protect CryoLife’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, any financial data and reports that have not been publicly disclosed and any other information not generally made available without restriction to third parties. Unauthorized use or distribution of this information violates this Code and may be illegal.

10.   Financial Records, SEC Filings and Public Communications

The Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller of CryoLife, Inc., and all other persons performing similar functions for CryoLife, Inc., shall be responsible for taking such actions and instituting such policies and procedures as they believe will most efficiently and effectively help to ensure full, fair, accurate, timely and understandable disclosure in all reports and other documents that CryoLife files with or submits to the Securities and Exchange Commission and other applicable regulatory authorities and in all other public communications made by CryoLife.

11.   Contractual Commitments

It is of utmost importance to the integrity and reputation of CryoLife that CryoLife honors and fully complies with all contractual commitments.

12.   Antitrust Law Compliance

All employees, officers and directors of CryoLife must comply in all respects with all applicable Unites States and foreign federal and state antitrust and other comparable laws. To that end, no CryoLife employee, officer or director may under any circumstances or in any context enter into any understanding or agreement (whether expressed or implied, formal or informal, written or oral) with a competitor or potential competitor, limiting or restricting in any way the actions of either party, including the offers of either party to any third party, as to prices, costs, profits, products, services, terms or conditions of sale, market share, decisions to quote or not to quote, customer or supplier classification or selection, sales territories or distribution methods.

13.   Legal Compliance

Employees, officers and directors must always act in full and timely compliance with all applicable federal, state, local and other laws, ordinances and regulations, the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange and with this Code. Applicable federal, state, local and other laws and regulatory agency rules with which compliance is required include, without limitation, statutes, court and agency rulings and Securities and Exchange Commission and New York Stock Exchange rules concerning:

o	prohibitions on trading in securities of CryoLife while aware of material, nonpublic information, as discussed in greater detail in CryoLife’s Policy on Trading in Company Securities, which is incorporated by reference herein; and

o	of directors’ and Section 16 reporting officers’ ownership of CryoLife equity securities and changes therein.

14.   Confidentiality

Employees, officers and directors must not disclose any confidential information of CryoLife until such time as the information has been publicly disclosed by CryoLife, except that disclosure may be made to professional advisors (such as CryoLife’s counsel and auditors) where such disclosure is in furtherance of an employee’s, officer’s or director’s duty as a CryoLife employee, officer or director. Absent unusual circumstances and subject always to the employee’s, officer’s or director’s responsibilities under applicable law, employees, officers, and directors should refer media inquiries to the Chief Executive Officer or his or her designee.

15.   Ethics Compliance Board

The Chairman of the Board of CryoLife, Inc. will designate an Ethics Compliance Board. The Ethics Compliance Board members will serve staggered three (3) year terms so that one-third of the Board members will complete their terms and be replaced with new members each year. The Board will be responsible for investigating and reporting to the Chairman of the Board and the Audit Committee on all reports of Code violations and for assuring the confidentiality thereof, subject to disclosure obligations to the U.S. Government, any foreign government or state, local or other applicable law enforcement authorities. The Board is responsible for the maintenance of the Code and for the administration of training and compliance programs to insure compliance with the Code at the corporate level and will from time to time issue instructions and procedures relating to the Code.

16.   Compliance and Training Program

The Chief Executive Officer or his designee shall be responsible for developing and implementing a compliance and training program to assist employees in becoming aware of and complying with the Code and other legal obligations imposed by law or regulation. Such programs will be under procedures established by the Ethics Compliance Board, which procedures shall provide at least the following elements:

o	Initial distribution of the Code to all employees, officers and directors and subsequent distribution of the Code when modifications and/or updates have been made to the Code. (A written acknowledgment will be obtained from all employees, officers and directors indicating that they have received, read, understood and agreed to comply with the Code.)

o	Training for all new employees, officers and directors at the time of their hiring and all existing employees, officers and directors on at least an annual basis concerning the Code.

o	A mechanism (for example, a hot-line) to report actual or reasonably suspected violations of the Code or any applicable laws or regulations.

o	Maintenance of a register of all training satisfactorily completed by each employee.

o	Internal operations review programs to determine compliance with the Code on a periodic or other appropriate basis.

17.   Reporting Violations of the Code

It is the obligation of every employee, officer and director to report promptly any actual or reasonably suspected violations of the Code in the manner established by CryoLife’s Ethics Compliance Board or by the CryoLife Board of Directors (including anonymous “hot-line” reports). All reports will be kept confidential and will be promptly investigated, and appropriate corrective or disciplinary action will be taken, including dismissal and notification of regulatory authorities when appropriate. No such report shall result in negative consequences to any individual who in good faith reports a violation of this Code, and it shall be a violation of this Code for any director, officer or employee to take retaliatory action as a result of any such report.

18.   Waivers of the Code

Any waiver of this Code may be made only by the Board and will be promptly disclosed as and to the extent required by law or the rules of any stock exchange on which the Company’s securities are listed.

Conclusion

The central purpose of this Code is to serve as an ongoing reminder of CryoLife, Inc.‘s policy of conducting its business in a legal and proper manner. This includes not only complying with all applicable laws but also treating CryoLife’s customers, suppliers and employees with dignity and respect.